Exhibit 99.1

FOR IMMEDIATE RELEASE
	Media Contact: Michael Baehr VP of Communications WFI 858.228.2799 Direct michael.baehr@wfinet.com	Investor Contact: Rochelle Bold Senior VP of Corporate Development & Investor Relations WFI 858.228.2649 Direct rochelle.bold@wfinet.com

WFI ANNOUNCES CHANGES TO EMPLOYEE STOCK OPTION PLAN

SAN DIEGO, CA, DECEMBER 27, 2005—WFI (NASDAQ: WFII) announced today that its Board of Directors has approved a change in the vesting and pricing of certain employee stock options.  Assuming certain limited conditions are satisfied, the changes will become effective on December 30, 2005.  The Company expects no negative financial impact will result from either the acceleration of vesting or the repricing.

The accelerated vesting of these options was undertaken in part to eliminate the future compensation expense that WFI would otherwise recognize in its consolidated statement of operations with respect to these options once the Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment”, issued by the Financial Accounting Standards Board, becomes effective for reporting periods beginning in January 2006.

In making the decision to accelerate these options, the Board also concluded that because many of these options have exercise prices significantly in excess of current market values, they are not achieving their original objectives of employee retention. The Company believes that the acceleration and repricing of these underwater options should have a positive effect on employee retention.   In addition, since the repricing will occur in lieu of an additional option grant of approximately 2.5 million shares in 2006 for certain of the Company’s employees, it allows the Company to significantly mitigate the dilutive impact of its 2006 annual option grant by reducing both the FAS 123 compensation expense for future grants as well as the dilution to the Company’s outstanding share count.

Under the plan adopted by the Board, all employee stock options with a price above 120% of the closing value of the Company’s stock as of December 29, 2005 will be repriced to 120% of the closing value of the Company’s stock as of December 29, 2005, and all unvested options to purchase shares of stock which have an exercise price per share equal to or greater than $6.50 will be vested.

About WFI

Headquartered in San Diego, CA, WFI is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies.  The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems.  WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding employee morale and accounting results that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: changes inapplicable laws, rules and regulations; other factors that can cause changes in employee morale.. The Company undertakes no obligation to update any forward-looking statements. Risk factors are more fully discussed in the Company’s Annual Report on Form 10-K filed on March 31, 2005 and in other filings made with the Securities and Exchange Commission.